UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 14, 2007
First Albany Companies Inc.
(Exact name of registrant as specified in its charter)

New York	0-14140	22-2655804

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

677 Broadway, Albany, New York	12207

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (518) 447-8500
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 5.01 Changes in Control of Registrant
Item 5.02 Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1: INVESTMENT AGREEMENT
EX-99.1: PRESS RELEASE

Item 1.01 Entry into a Material Definitive Agreement.
     On May 14, 2007, the Company entered into an Investment Agreement (the “Investment Agreement”) with MatlinPatterson FA Acquisition LLC (“MatlinPatterson”) providing for the purchase (the “Share Purchase”) by MatlinPatterson and certain co-investors which may be designated by it (individually or collectively, the “Purchasers”), upon the terms and subject to the conditions of the Investment Agreement, of 33,333,333 newly issued shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), for an aggregate cash purchase price of $50 million. The number of shares issuable to the Purchasers in consideration of the $50 million purchase price is subject to upward adjustment based on the Company’s net tangible book value per share at closing and certain other factors. Upon closing of the Share Purchase, and after giving effect to the issuance to certain employees of restricted stock units as described below, the Purchasers would own approximately 60% of the outstanding Common Stock (58% of the Common Stock, on a fully diluted basis). The proceeds to the Company from the sale of shares to the Purchasers would be invested in the Company’s ongoing businesses, consistent with a strategic plan to be developed by the Company. The Share Purchase is expected to close in the third quarter of 2007.
     In connection with the Share Purchase, the Company would also issue restricted stock units in respect of up to six million shares of Common Stock to key employees who enter into non-competition agreements with the Company. The restricted stock units would vest over a three-year period.
     The parties contemplate that, if the Share Purchase is completed, the Company would hire Mr. Lee Fensterstock, a securities industry veteran, to act as the Company’s Chief Executive Officer. Mr. Fensterstock would also be elected to the Company’s Board of Directors, as described below, and serve as its Chairman. Mr. Peter J. McNierney, currently the Company’s President and Chief Executive Officer, would become the Company’s President and Chief Operating Officer.
     The Company has agreed that on or prior to the closing date of the Share Purchase, the Company shall cause the size of its board of directors to be increased from seven to nine and to cause those of its current directors designated by the Purchasers to resign. The remaining directors are to appoint directors designated by the Purchasers to fill the resulting vacancies. The Company has been advised that the Purchasers currently intend to nominate to the board three representatives of MatlinPatterson and its affiliates, three other individuals nominated by, but otherwise unaffiliated with, the Purchasers, as well as Mr. Fensterstock, Mr. McNierney and one other current member of the board.
     In the Investment Agreement, the Company has agreed with the Purchasers to terminate the Company’s previously announced plans to reprice outstanding employee stock options and to replace outstanding employee restricted stock awards with stock appreciation rights. The Company’s previously announced agreement to sell the Municipal Capital Markets Group of First Albany Capital Inc., the Company’s wholly-owned subsidiary, is unaffected by the proposed Share Purchase and is still expected to close in the third quarter of 2007.

     The Company has agreed to reimburse the Purchasers for certain reasonably incurred, documented expenses incurred in connection with the negotiation and execution of the Investment Agreement and the completion of the transactions contemplated thereby, subject to certain limits. The Investment Agreement contains other covenants of the Company, including an agreement of the Company to operate its business in the ordinary course until the purchase is completed. The Company has also agreed not to solicit or initiate discussions with third parties regarding other competing proposals and to certain restrictions on its ability to respond to any unsolicited competing proposal. The Investment Agreement also includes customary representations and warranties of the Company and the Purchasers, indemnification provisions for the Purchasers and termination provisions for both the Company and the Purchasers.
     Under applicable Nasdaq rules, the Share Purchase is subject to approval by the Company’s shareholders. The Company has agreed to, as soon as practicable, prepare appropriate proxy materials, submit them to its shareholders and hold a special shareholders’ meeting for the purpose of obtaining approval by its shareholders of the transactions contemplated by the Investment Agreement and certain related matters. Messrs. George McNamee and Alan Goldberg, directors of the Company, and Mr. McNierney have agreed to vote the shares of Common Stock owned by them in favor of the transaction. These persons collectively own approximately 18% of the outstanding shares of Common Stock. The completion of the Share Purchase is also subject to the satisfaction or waiver of a variety of other closing conditions.
     The shares to be purchased by the Purchasers would be sold by the Company in a private placement in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Purchasers and the Company would, at the closing of the Share Purchase, enter into a registration rights agreement pursuant to which the Purchasers would acquire rights to cause the Company to register, under specified circumstances, the subsequent offer and resale of the purchased shares.
     The summary above of the Investment Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, a copy of which is attached as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference.
     The Investment Agreement contains representations and warranties of the Company and the Purchasers made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and the Purchasers and may be subject to important qualifications and limitations agreed to by the Company and the Purchasers in connection with negotiating the terms of the Investment Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for purposes of allocating risk among the Company and the Purchasers rather than establishing matters as facts.

Item 3.02 Unregistered Sales of Equity Securities.
     On May 14, 2007, the Company agreed, subject to certain conditions, to sell 33,333,333 shares of Common Stock to the Purchasers for a cash purchase price of $50 million. The number of shares issuable to the Purchasers in consideration of the $50 million purchase price is subject to upward adjustment based on the Company’s net tangible book value per share at closing and certain other factors. In connection with this transaction, the Company also agreed to issue upon completion of the Share Purchase restricted stock units in respect of up to six million shares of Common Stock to certain of its employees. See Item 1.01 of this Current Report on Form 8-K for additional information. Insofar as the federal securities laws are concerned, these transactions are being conducted as private placements in reliance on the exemption from the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act, and Regulation D promulgated by the Securities and Exchange Commission, as transactions not involving a public offering.
Item 5.01 Changes in Control of Registrant.
     Upon completion of the Share Purchase, the Purchasers would acquire a majority of the issued and outstanding shares of Common Stock and would thereafter have the ability to elect a majority of the Company’s Board of Directors. Such transaction would result in a change in control of the Company. The Share Purchase is subject to a variety of conditions, however, as more specifically described in Item 1.01 of this Current Report on Form 8-K.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 14, 2007, the Company entered into an employment agreement with Mr. McNierney (the “McNierney Employment Agreement”). This agreement, should it become effective, would supersede in most respects the employment agreement between the Company and Mr. McNierney entered into on June 30, 2006 (the “Prior Agreement”). The McNierney Employment Agreement is made as of, and will become effective only upon, the date of the closing of the Share Purchase. On that date, the Prior Agreement shall terminate, with limited exceptions.
     The McNierney Employment Agreement provides that the Company shall employ Mr. McNierney as its President and Chief Operating Officer for a three-year term. Mr. McNierney would be entitled to an annual base salary of $300,000 and to participate in the Company’s annual bonus pool. Mr. McNierney would also be entitled to an initial grant of restricted stock units in respect of 600,000 shares of Common Stock, to be made upon closing of the Share Purchase, and to subsequent grants of restricted stock units in respect of up to 500,000 shares of Common Stock, to be made over a three-year period commencing in June 2008. Upon termination of employment, Mr. McNierney would be entitled to a cash severance payment equal to $1.8 million less the market value of the Common Stock underlying any of the restricted stock unit grants described above that have vested as of the date of termination of his employment with the Company. He would also be entitled to other payments upon termination of employment, the amount of which depends upon the circumstances of termination. The McNierney Employment Agreement also contains confidentiality, non-solicitation and other restrictive covenants.
     In connection with the Share Purchase, Mr. C. Brian Coad, the Company’s Chief Financial Officer, executed a Non-Compete and Non-Solicit Agreement in our favor. This agreement will be null and void if the Share Purchase does not close. In consideration of this agreement, Mr. Coad will be awarded restricted stock units in respect of 200,000 shares of Common Stock. This grant is contingent on closing of the Share Purchase. In connection with the foregoing, the Company agreed to pay Mr. Coad a lump-sum, cash severance payment under certain circumstances. Under this agreement, in the event that as a result of action by the Company Mr. Coad no longer serves as the Company’s Chief Financial Officer, or is assigned duties that are materially inconsistent with the position of Chief Financial Officer or that constitute a diminution of Mr. Coad’s authority, duties or responsibilities as Chief Financial Officer, Mr. Coad may at his election resign from his employment with the Company and receive upon termination a severance payment. The amount of the severance payment would be $525,000 less the market value of the Common Stock underlying any of the restricted stock unit grants described above that have vested as of the date of termination of his employment with the Company.
     The summaries above of the McNierney Employment Agreement and Mr. Coad’s employment arrangements do not purport to be complete and are qualified in their entirety by the full text of the related agreements, copies of which will be filed as required in a subsequent filing by the Company with the Securities and Exchange Commission.
Item 8.01 Other Events
     A copy of the press release announcing the execution of the Investment Agreement is attached as Exhibit 99.1 to this report and is incorporated into this Item 8.01 by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Investment Agreement, dated as of May 14, 2007, by and between First Albany Companies Inc. and MatlinPatterson FA Acquisition LLC

99.1	First Albany Companies Inc. Press Release dated May 14, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST ALBANY COMPANIES INC.
By:	/s/ C. Brian Coad
	Name:	C. Brian Coad
	Title:	Chief Financial Officer

Date: May 14, 2007